Item 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Legend Marketing Corp.

We consent to the incorporation in Pre-effective Amendment #3 to the Registration Statement dated on or about January 7, 2008 on Form SB-2/A (SEC File No. 333-141222) of Legend Marketing Corp. of our auditors’ report dated September 10, 2007 on the consolidated balance sheets of Legend Marketing Corp. as at April 30, 2007 and April 30, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows, for the years then ended.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

/s/ Pannell Kerr Forster

Chartered Accountants
(registered with PCAOB as “Smythe Ratcliffe”)

Vancouver, Canada
January 7, 2008